UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2013

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Convertible Notes

On March 7, 2013 the Company entered into a securities purchase agreement dated March 1, 2013 with Michael A. Rogoff, an individual (the “Holder”) for the purchase and sale of $50,000 of its convertible notes (“Notes”).  The Notes bear interest at the rate of 10% per annum beginning as of March 1, 2013, and mature on March 1, 2015.

The Notes are convertible, at the option of the Holder into the Company’s common stock at a conversion price based on 50% of the average of the five lowest intraday prices for the common stock during the previous twenty trading days immediately preceding the conversion request.  The Notes may be redeemed by the Company at any time prior to maturity with notice to the Holder, and payment of a premium of 150% on the unpaid principal and interest amount of the Notes.  In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

On March 7, 2013 the Company entered into a securities purchase agreement dated March 1, 2013 with Marvin Neuman, an individual (the “Holder”) for the purchase and sale of $50,000 of its convertible notes (“Notes”).   The Notes bear interest at the rate of 10% per annum beginning as of March 1, 2013, and mature on March 1, 2015.

The Notes are convertible at any time after thirty days, at the option of the Holder into the Company’s common stock at a conversion price based on 50% of the average of the five lowest intraday prices for the common stock during the previous twenty trading days immediately preceding the conversion request.  The Notes may be redeemed by the Company at any time prior to maturity with notice to the Holder, and payment of a premium of 150% on the unpaid principal and interest amount of the Notes.  In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

Item 9.01	Exhibits

33.1	Convertible Note, Michael A. Rogoff
33.2	Convertible Note, Marvin Neuman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Co., Inc.

Date: March 7, 2013	By:	/s/ Lee Miller
Lee Miller
Chief Executive Officer